Exhibit 22.1 Subsidiary Guarantor and Issuers of Guaranteed Securities As of February 23, 2026, JELD-WEN Holding, Inc. (“Holdings”) has guaranteed each of the senior unsecured debt securities issued by JELD-WEN, Inc. (“JELD-WEN”) & JELD-WEN Holding, Inc. (“Holdings”) listed below. Holdings owns, directly or indirectly, 100% of each guarantor subsidiary. The guarantees are unsecured obligations of the respective guarantor subsidiary under the 4.875% Senior Notes due 2027 and the 7.00% Senior Notes due 2032. NAME OF GUARNATOR SUBSIDIARY JURISDICTION OF INCORPORATION OR ORGANIZATION JW International Holdings, Inc. Nevada JW Real Estate, Inc. Nevada J B L Hawaii, Limited Hawaii SENIOR UNSECURED DEBT SECURITIES OF JELD-WEN GUARANTEED BY THE GUARANTOR SUBSIDIARIES 4.875% Senior Notes due 2027 7.00% Senior Notes due 2032